Exhibit 4.3


THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER ARE SUBJECT TO AND HAVE THE BENEFIT OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF OCTOBER 27,1999 BETWEEN RITE AID CORPORATION AND J.P. MORGAN VENTURES CORPORATION, A COPY OF WHICH IS ON FILE WITH RITE AID CORPORATION.

                                              Dated: October 27, 1999

                                  WARRANT

           TO PURCHASE 2,500,000 SHARES OF COMMON STOCK OF

                            RITE AID CORPORATION

                        EXPIRING SEPTEMBER 23, 2002


      THIS IS TO CERTIFY THAT, for value received, J.P. MORGAN VENTURES CORPORATION or registered assigns ("HOLDER") is entitled to purchase from RITE AID CORPORATION, a Delaware corporation ("COMPANY"), at any time or from time to time after 9:00 a.m., New York City time, on the date hereof and prior to 5:00 p.m., New York City time, on September 23, 2002 at the place where the Warrant Agency is located, at the Exercise Price, the number of shares of Common Stock of Company, par value $1.00 per share, shown above, all subject to adjustment and upon the terms and conditions hereinafter provided.

      Certain terms used in this Warrant are defined in Article 4.



                                 ARTICLE 1
                            EXERCISE OF WARRANTS

      SECTION 1.1 Method of Exercise. To exercise this Warrant, in whole or in part, the Holder shall deliver on any Business Day to Company, at the Warrant Agency, (a) this Warrant, (b) a written notice of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased (which shall be a whole number of shares if for less than all the shares then issuable hereunder), the method of payment elected by the holder pursuant to clause (c) below, the denominations of the share certificate or certificates desired and the name or names in which such certificates are to be registered, and (c) payment of the Exercise Price with respect to such shares. Such payment may be made, at the option of the Holder, either (a) by cash, certified or bank cashier's check or wire transfer in an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares for which this Warrant is being exercised or (b) by receiving from Company the number of Warrant Shares equal to (i) the number of Warrant Shares for which this Warrant is being exercised minus (ii) the number of Warrant Shares having a value, based on the average reported closing prices on the five Trading Days immediately prior to the date of such exercise, equal to the product of (x) the Exercise Price times (y) the number of Warrant Shares as to which this Warrant is being exercised.

      Company shall, as promptly as practicable and in any event within seven days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock to be issued pursuant to such notice together with cash in lieu of any fractions of a share as provided in Section 1.3. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of shares, as of the date the aforementioned notice and payment is received by Company. If this Warrant shall have been exercised only in part, Company shall, at the time of delivery of such certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder specified in such notice, appropriate notation may be made on this Warrant which shall then be returned to the Holder. Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivery of the aforementioned notice of exercise or promptly upon receipt of a written request of Company for payment.

      SECTION 1.2 Shares to Be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and, if the Common Stock is then listed on any national securities exchange or quoted on NASDAQ, shall be duly listed or quoted thereon, as the case may be.

      SECTION 1.3 No Fractional Shares Required to Be Issued. Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon final exercise of this Warrant, in lieu of such fractional share Company shall pay to the Holder, in cash, an amount equal to the same fraction of the closing price per share of the Common Stock on the Trading Day immediately prior to the date of such exercise.

      SECTION 1.4 Share Legend. Each certificate for shares of Common Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend:

            "This security has not been registered under the Securities Act of 1933 and may not be sold or offered for sale unless registered under said Act and any applicable state securities laws or unless an exemption from such registration is available. This security is also subject to and has the benefit of a Registration Rights Agreement dated as of October 27, 1999 between Rite Aid Corporation and J.P. Morgan Ventures Corporation, copies of which are on file with Rite Aid Corporation."

      Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public offering pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel selected by the holder of such certificate (who may be an employee of such holder) and reasonably acceptable to Company, the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act.

      SECTION 1.5 Reservation. Company has duly reserved and will keep available for issuance upon exercise of the Warrants the total number of Warrant Shares deliverable from time to time upon exercise of all Warrants from time to time outstanding.

                                 ARTICLE 2
   WARRANT AGENCY; TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS

      SECTION 2.1 Warrant Agency. As long as this Warrant remains outstanding, Company shall perform the obligations of and be the warrant agency with respect to the Warrant (the "WARRANT AGENCY") at its address set forth on the signature page or at such other address as Company shall specify by notice to the Holder.

      SECTION 2.2 Ownership of Warrant. Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article 2.

      SECTION 2.3 Transfer of Warrant. Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrant, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or its duly authorized agent or attorney, with (if the Holder is a natural person) signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender and, if required, such payment, Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment (which shall be whole numbers of shares only) and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, if any, and this Warrant shall promptly be canceled.

      SECTION 2.4 Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon presentment hereof and of any Warrant or Warrants with which this Warrant is to be combined at the Warrant Agency, together with a written notice specifying the names and denominations (which shall be whole numbers of shares only) in which the new Warrant or Warrants are to be issued, signed by the Holder and the holders thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.3 as to any transfer or assignment which may be involved in the division or combination, Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

      SECTION 2.5 Loss, Theft, Destruction of Warrant Certificates. Upon receipt of evidence satisfactory to Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to Company (it being understood and agreed that if the holder of such Warrant is J.P. Morgan & Co. Incorporated or one of its subsidiaries, then a written agreement of indemnity given by such holder alone shall be satisfactory to Company and no further security shall be required) or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

      SECTION 2.6 Expenses of Delivery of Warrants. Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of Warrants hereunder.

                                 ARTICLE 3
                          ANTIDULUTION PROVISIONS

      SECTION 3.1 Adjustment Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time, as follows:

      SECTION 3.2 Common Stock Dividends. In case at any time after the date hereof, Company shall pay or make a dividend or other distribution on all or any portion of its Common Stock or shall make a dividend or other distribution on any other class of Capital Stock of Company which dividend or distribution includes Common Stock, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of shares of Common Stock at anytime outstanding shall not include shares held in the treasury of Company but shall include shares issuable in respect of scrip Common Stock. If any dividend or distribution of the type described in this
Section 3.2 is declared but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

      SECTION 3.3 Common Stock Rights. In case at any time after the date hereof, Company shall pay or make a dividend or other distribution on all of its Common Stock consisting of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options (not being available on an equivalent basis to the Holder of this Warrant upon exercise) entitling the holders of its Common Stock to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in Section 3.9) of the shares of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than pursuant to a dividend reinvestment plan), the Exercise Price in effect at the opening of business on the day following the date fixed for such detennination shall be decreased by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Company but will include shares issuable in respect of scrip certificates, if any, issued in lieu of fractions of shares of Common Stock. Company will not issue any rights or warrants in respect of Common Stock held in the treasury of Company (or, if rights or warrants are issued in respect of all of the Common Stock of Company, will not exercise any such rights or warrants in respect of Common Stock held in the treasury of Company). In the event that such rights or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants. The value of such consideration, if other than cash, shall be determined in the reasonable good faith judgment of the Board of Directors of Company, whose determination shall be conclusive.

      SECTION 3.4 Common Stock Subdivisions and Combinations. In case at any time after the date hereof, all or any portion of the Common Stock outstanding shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely in case at any time after the date hereof, all or any portion of the shares of Common Stock outstanding shall each be combined into a smaller number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

      SECTION 3.5 Distributions of Property. In case at any time after the date hereof, Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, rights, warrants or options, but excluding any rights, warrants, or options referred to in Section 3.3 as entitling the holders of Common Stock to subscribe for or purchase Common Stock at a price per share less than the current market price, any dividend or distribution paid exclusively in cash, any dividend or distribution referred to in Section 3.2 and any dividend or distribution upon a merger or consolidation referred to in Section 3.16), the Exercise Price shall be decreased so that the same shall equal the rate determined by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 3.9) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. If any dividend or distribution of the type described in this Section 3.5 is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

      SECTION 3.6 Special Cash Distributions. In case at any time after the date hereof, Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock consisting exclusively of cash (excluding any cash that is distributed upon a merger or consolidation or a sale or transfer of all or substantially all of the assets of Company to which Section 3.16 applies or as part of a distribution referred to in
Section 3.5) in an aggregate amount that, combined together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 3.6 has been made and (ii) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of consideration payable in respect of any tender offer by Company or any of its Subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to Section 3.7 has been made, exceeds 12.5% of the product of the current market price per share of Common Stock on the date for the determination of holders of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Exercise Price shall be decreased so that the same shall equal the rate determined by multiplying the Exercise Price in effect immediately prior to the close of business in the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (A) the numerator of which shall be equal to the current market price per share (determined as provided in Section 3.9) of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such 12.5% and (y) the number of shares of Common Stock outstanding on such date for determination and (B) the denominator of which shall be equal to the current market price per share (determined as provided in Section 3.9) of the Common Stock on such date for determination. If any dividend or distribution of the type described in this Section 3.6 is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

      SECTION 3.7 Tender Offers. In case a tender or exchange offer made by Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive) that combined together with (i) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer, by Company or any Subsidiary of Company for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment, pursuant to this Section 3.7 has been made and (ii) the aggregate amount of any distributions to all holders of Company's Common Stock made exclusively in cash within 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to Section 3.6 has been made, exceeds 12.5% of the product of the current market price per share of the Common Stock (determined as provided in Section 3.9) as of the last time (the "EXPIRATION TIME") tenders or tenders could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Exercise Price shall be decreased so that the same shall equal the rate determined by multiplying the Exercise Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (1) the product of (x) the current market price per share of the Common Stock (determined as provided in Section 3.9) on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares, and (B) the denominator of which shall be equal to the product of (x) the current market price per share of the Common Stock (determined as provided in Section 3.9, as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) as of the Expiration Time less the number of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "PURCHASED SHARES"). In the event that Company is obligated to purchase shares pursuant to any such tender offer, but Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer had not been made.

      SECTION 3.8 Reclassifications. The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 3.16 applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of Section 3.5)) and (ii) a subdivision or combination, as the case may be, of the number of Common Stock outstanding immediately prior to such reclassification into the number of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective", within the meaning of Section 3.4.

      SECTION 3.9 Current Market Price. For the purpose of any computation under Section 3.3, 3.5, 3.6 or 3.7, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share for the five consecutive Trading Days immediately preceding the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the applicable securities exchange or in the applicable securities market without the right to receive such issuance or distribution.

      SECTION 3.10 Optional Reductions. Company may make such reductions in the Exercise Price, in addition to those required by Sections 3.2 to 3.7, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) shall have made a determination that such reduction would be in the best interests of Company, which determination shall be conclusive. Whenever the Exercise Price is reduced pursuant to the preceding sentence, Company shall mail to the Holder a notice of the reduction at least fifteen days prior to the date the reduced Exercise Price takes effect, and such notice shall state the reduced Exercise Price and the period it will be in effect.

      SECTION 3.11 Adjustments to Warrant Shares. Upon any adjustment to the Exercise Price pursuant to the foregoing provisions of this Article 3, the number of shares of Common Stock for which this Warrant may be exercised shall be adjusted by multiplying the number of shares of Common Stock for which this Warrant was exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment.

      SECTION 3.12 Certain Limitations. Notwithstanding any other provision of this Article 3, no adjustment to the Exercise Price shall reduce the Exercise Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Exercise Price to such par value. Company hereby covenants not to take any action (1) to increase the par value per share of the Common Stock, (2) that would or does result in any adjustment in the Exercise Price that would cause the Exercise Price to be less than the then par value per share of the Common Stock or (3) that would or does result in any adjustment to the number of shares for which this Warrant may be exercised that would cause such number to exceed the number of authorized but unissued shares of Common Stock not reserved for other purposes.

      SECTION 3.13 Minimum Adjustment. Notwithstanding any of the foregoing provisions of this Article 3, no adjustment in the Exercise Price need be made until all cumulative adjustments amount to 1% or more of the Exercise Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

      SECTION 3.14 Notice to Holder. Whenever the Exercise Price is adjusted as herein provided, Company shall compute the adjusted Exercise Price and number of Warrant Shares and shall prepare a certificate signed by the Treasurer of Company setting forth the adjusted Exercise Price and number of Warrant Shares and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be delivered to the Holder.

      SECTION 3.15 Deferred Delivery. In any case in which this Article 3 provides that an adjustment shall become effective immediately after a record date for an event, Company may defer until the occurrence of such event (x) issuing to the Holder upon exercise of this Warrant after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Section 1.03.

      SECTION 3.16 Merger and Consolidation. In the event that Company shall be a party to any transaction, including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange, pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of this Warrant shall have the right thereafter, to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange. Company or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 3.
The above provisions shall similarly apply to successive recapitalization, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                                 ARTICLE 4
                                DEFINITIONS

      The following terms, as used in this Warrant, have the following meanings:

      "BUSINESS DAY" means any day excluding Saturday, Sunday and any day on which banking institutions located in New York are authorized by law or other governmental action to be closed.

      "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

      "COMPANY" means Rite Aid Corporation, a Delaware corporation, and its successors.

      "EXERCISE PRICE" means $11.00 per share of Common Stock, subject to adjustment pursuant to Article 3.

      "HOLDER" has the meaning set forth in the first paragraph of this Warrant.

      "NASD" means The National Association of Securities Dealers, Inc.

      "NASDAQ" means The National Association of Securities Dealers, Inc. Automated Quotation System.

      "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations of the Securities and Exchange Commission thereunder.

      "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      "TRADING DAY" means (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trade may be made on the Nasdaq National Market or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      "WARRANT AGENCY" has the meaning set forth in Section 2.1.

      "WARRANT SHARES" means the shares of Common Stock issuable upon the exercise of the Warrants.

      "WARRANTHOLDER" means a holder of a Warrant.

      All references herein to "DAYS" shall mean calendar days unless otherwise specified.


                                 ARTICLE 5
                               MISCELLANEOUS

      SECTION 5.1 Notices. Notices and other communications provided for herein shall be in writing and may be given by mail, courier, confirmed telex or facsimile transmission and shall, unless otherwise expressly required, be deemed given when received or, if mailed, four Business Days after being deposited in the United States mail with postage prepaid and properly addressed. In the case of the Holder, such notices and communications shall be addressed to its address as shown on the books maintained by the Warrant Agency, unless the Holder shall notify the Warrant Agency that notices and communications should be sent to a different address (or telex or facsimile number), in which case such notices and communications shall be sent to the address (or telex or facsimile number) specified by the Holder.

      SECTION 5.2 Amendments. The provisions of this Warrant may be amended, modified or waived only with the written consent of Company and the Holder.

      SECTION 5.3 Governing Law. THIS WARRANT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

      SECTION 5.4 Transfer; Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of Company or the Holder shall bind its successors and assigns, whether so expressed or not. This Warrant shall be transferable and assignable by the Holder hereof in whole or from time to time in part to any other Person and the provisions of this Warrant shall be binding upon and inure to the benefit of the Holder hereof and its successors and assigns.

      SECTION 5.5 No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the shares of Common Stock purchasable upon exercise, including, without limitation, the right to vote such shares of Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as explicitly stated herein, the Holder shall not be entitled to any notice or other communication concerning the business or affairs of Company.

      IN WITNESS WHEREOF, Company has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

                              RITE AID CORPORATION




                              By:     /s/ Elliot S. Gerson
                                 _____________________________________
                                 Name:    Elliot S. Gerson
                                 Title:   Senior Executive Vice President
                                 Address: 30 Hunter Lane
                                          Camp Hill, PA  17011

                                 Attention: Chief Financial Officer
                                 Telephone No.: (717) 975-5750
                                 Facsimile No.: (717) 975-3764


[Corporate Seal]

Attest:



   /s/ Lawrence Gelman
--------------------------------
Name:  Lawrence Gelman
Title: Secretary